                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (AMENDMENT NO. 2)

                              CASINO DATA SYSTEMS
-------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, no par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                 147583  10  8
                             --------------------
                                 (CUSIP Number)


                               Page 1 of 4 Pages

CUSIP NO. 147583 10 8               13G                PAGE  2  OF  4  PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

   Steven A. Weiss
   ####-##-####
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) /X/
-------------------------------------------------------------------------------
3  SEC USE ONLY:


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION:
   U.S.A.

-------------------------------------------------------------------------------
                5  SOLE VOTING POWER:
                   1,897,781

  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER:
BENEFICIALLY
  OWNED BY
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER:
   PERSON          1,897,781
    WITH
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER:


-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
  1,897,781 (includes options to purchase 100,875 shares which vest within 60 days)

-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:


-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:
   10.5%

-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON:
   IN

-------------------------------------------------------------------------------

13G(Individuals - continued)                              PAGE  3  OF  4  PAGES


Item 1(a)
and (b)     NAME AND ADDRESS OF ISSUER:
            Casino Data Systems
            3300 Birtcher Drive
            Las Vegas, Nevada  89118


Item 2(a)   NAME OF PERSON FILING:  Steven A. Weiss


Item 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
            3300 Birtcher Drive
            Las Vegas, Nevada  89118


Item 2(c)   CITIZENSHIP:  U.S.A.



Item 2(d)   TITLE OF CLASS OF SECURITIES:  Common Stock, no par value



Item 2(e)   CUSIP NUMBER:  147583 10 8



Item 3      THIS STATEMENT IS NOT FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b).


Item 4(a)   AMOUNT BENEFICIALLY OWNED:

            1,897,781 shares at December 31, 1996.

Item 4(b)   PERCENT OF CLASS:

            10.5% percent pursuant to Rule 13d-3(c).

Item 4(c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS

            (1)     Sole power to vote or to direct the vote 1,897,781
            (2)     Shared power to vote or to direct the vote  -0-
            (3)     Sole power to dispose or to direct the disposition of
                    1,897,781
            (4) Shared power to dispose or to direct the disposition of -0-

Item 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not Applicable

Item 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not Applicable

Item 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable

Item 9      NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable

Item 10     CERTIFICATION.

            Not Applicable

13G(Individuals - continued)                              PAGE  4  OF  4  PAGES



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date        February 12, 1997.                    s/ Steven A. Weiss
                                                  ---------------------------
                                                  Steven A. Weiss